Exhibit 3.50

The Nielsen Company (Luxembourg) S.à r.I.
Société à Responsabilité Limitée
Siège social : 65, boulevard Grande-Duchesse Charlotte
L-1331 Luxembourg, Grand Duchy of Luxembourg
R.C.S. Luxembourg: B 155.591
Capital social: EUR 12.500.-
Anciennement: Marzinka S.à r.I.
ASSEMBLEE GENERALE EXTRAORDINAIRE DU 22 DECEMBRE 2010 N° 2791/2010
In the year two thousand and ten, on the twenty-second of December. Before US, Maître Martine SCHAEFFER, notary residing in Luxembourg, Grand-Duchy of Luxembourg,
There appeared

Nielsen Holding & Finance B.V., a private limited liability company incorporated in the Netherlands whose registered office is at Diemerhof 2, 1112XL Diemen, registered with the trade register of the Chambers of Commerce under number 34229180 (the “Sole Shareholder”) holds all the issued shares of the Company, being the sole shareholder of 250 ordinary shares.

The “Company” is Marzinka S.à r.I., a Luxembourg private limited liability (société à responsabilité limitée), incorporated by a notarial deed drawn up by Maitre Francis Kesseler, notary residing in Esch-sur-Alzette, Grand Duchy of Luxembourg, on 27 August 2010 and whose articles of association have been published in the Mémorial C, Recueil des Sociétés et Associations under number 2332, page 111890 dated 29 October 2010 (the “Articles”), having its registered office at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 155.591 and whose Articles have not been amended since.

Article 200-2 of the Luxembourg law on commercial companies of 10 August 1915, as amended (“Article 200-2”) provides that a sole shareholder of a société à responsabilité limitée shall exercise the powers of the general meeting of shareholders of the Company and the decisions of the sole shareholder are recorded in minutes or drawn up in writing.

The proxy form appointing the proxyholder Stéphanie HENRARD representing the Sole Shareholder has been signed ne varietur by the Sole Shareholder.

The Sole Shareholder, acting in its capacity of sole shareholder of the Company, hereby passes the following written resolutions in accordance with Article 200-2:

First resolution

The Sole Shareholder resolves to change the name of the Company from “Marzinka S.à r.I.” to “The Nielsen Company (Luxembourg) S.à r.I.”

Second resolution

The Sole Shareholder resolves to amend article 2 of the Articles of the Company so as to reflect the above decision, which shall read as follows:

“Art. 2. The Company’s name is “The Nielsen Company (Luxembourg) S.à r.I.””

Third resolution

The Sole Shareholder resolves to convert the subscribed capital of the Company from Euros to United States Dollars such conversion being effected at EUR 1.- = USD 1.3155 being the official exchange rate Euros against United States Dollars as fixed on close of business the day preceding the date of the shareholder’s resolutions, as set on the European Central Bank website. As a result of this conversion, the share capital amounts to sixteen thousand four hundred forty-three US Dollars and seventy-five cents (USD 16,443.75).

Fourth resolution

Further to the above resolution, the Sole Shareholder resolves that the share capital amounting to sixteen thousand four hundred forty-three US Dollars and seventy-five cents (USD 16,443.75) and currently divided into two hundred and fifty (250) ordinary shares will from now on be divided into one million six hundred forty-four thousand three hundred seventy-five (1,644,375) ordinary shares having a par value of one US cent (USD 0.01-) and having the rights and restrictions as set out in the Articles.

Fifth resolution

The Sole Shareholder resolves to amend article 6 of the Articles of the Company so as to reflect the above decision, which shall read as follows:

“Art. 6. The corporate capital is set at sixteen thousand four hundred forty-three US Dollars and seventy-five cents (USD 16,443.75) represented by one million six hundred forty-four thousand three hundred seventy-five (1,644,375) ordinary shares having a par value of one US cent (USD 0.01-) each.”

Sixth resolution

The Sole Shareholder resolves to amend and restate the current Articles of the Company in the manner described in the sixth resolution, and in particular to change the current objects clause of the Articles which shall now read as follows:

“3. ARTICLE 3. OBJECTS
The objects of the Company are:

3.1. to act as an investment holding company and to co-ordinate the business of any corporate bodies in which the Company is for the time being directly or indirectly interested, and to acquire (whether by original subscription, tender, purchase, exchange or otherwise) the whole of or any part of the stock, shares, debentures, debenture stocks, bonds and other securities issued or guaranteed by any person and any other asset of any kind and to hold the same as investments, and to sell, exchange and dispose of the same;

3.2. to carry on any trade or business whatsoever and to acquire, undertake and carry on the whole or any part of the business, property and/or liabilities of any person carrying on any business;

3.3. to invest and deal with the Company’s money and funds in any way the Sole Manager or the Board of Managers (as appropriate) thinks fit and to lend money and give credit in each case to any person with or without security;

3.4. to borrow, raise and secure the payment of money in any way the Sole Manager or the Board of Managers (as appropriate) thinks fit, including by the issue (to the extent permitted by Luxembourg Law) of debentures and other securities or instruments, perpetual or otherwise, convertible or not, whether or not charged on all or any of the Company’s property (present and future) or its uncalled capital, and to purchase, redeem, convert and pay off those securities;

3.5. to acquire an interest in, amalgamate, merge, consolidate with and enter into partnership or any arrangement for the sharing of profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person, including any employees of the Company;

3.6. to enter into any guarantee or contract of indemnity or suretyship, and to provide security, including the guarantee and provision of security for the performance of the obligations of and the payment of any money (including capital, principal, premiums, dividends, interest, commissions, charges, discount and any related costs or expenses whether on shares or other securities) by any person including any body corporate in which the Company has a direct or indirect interest or any person which is for the time being a member or otherwise has a direct or indirect interest in the Company or any person which belongs to the same group as the Company or is associated with the Company in any business or venture, with or without the Company receiving any consideration or advantage (whether direct or indirect), and whether by personal covenant or mortgage, charge, pledge, assignment or lien over all or part of the Company’s undertaking, property, or assets (present and future) or by other means; for the purposes of this Article 1.13.6 “guarantee” includes any obligation, however described, to pay, satisfy, provide funds for the payment or satisfaction of (including by advance of money, purchase of or subscription for shares or other securities and purchase of assets or services), indemnify and keep indemnified against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

3.7. to purchase, take on lease, exchange, hire and otherwise acquire any real or personal property and any right or privilege over or in respect of it;

3.8. to sell, lease, exchange, let on hire and dispose of any real or personal property and/or the whole or any part of the undertaking of the Company, for such consideration as the Sole Manager or the Board of Managers (as appropriate) thinks fit, including for shares, debentures or other securities, whether fully or partly paid up, of any person, whether or not having objects (altogether or in part) similar to those of the Company; to hold any shares, debentures and other securities so acquired; to improve, manage, develop, sell, exchange, lease, mortgage, dispose of, grant options over, turn to account and otherwise deal with all or any part of the property and rights of the Company;

3.9. to do all or any of the things provided in any paragraph of this Article 3 (a) in any part of the world; (b) as principal, agent, contractor, trustee or otherwise; (c) by or through trustees, agents, sub-contractors or otherwise; and (d) alone or with another person or persons;

3.10. to do all things (including entering into, performing and delivering contracts, deeds, agreements and arrangements with or in favour of any person) that are in the opinion of the Sole Manager or the Board of Managers (as appropriate) incidental or conducive to the attainment of all or any of the Company’s objects, or the exercise of all or any of its powers;

PROVIDED ALWAYS that the Company will not enter into any transaction which would constitute a regulated activity of the financial sector or require a business license under Luxembourg Law without due authorisation under Luxembourg Law.”

Seventh resolution

The Sole Shareholder resolves that the Articles of the Company are fully restated and shall now read as set out as follows (the “New Articles”):
1. CORPORATE FORM AND NAME

This document constitutes the articles of incorporation (the “Articles”) of The Nielsen Company (Luxembourg) S.à r.I. (the “Company”), a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg including the law of 10 August 1915 on commercial companies as amended from time to time (the “1915 Law”).

2. REGISTERED OFFICE
2.1 The registered office of the Company (the “Registered Office”) is established in the city of Luxembourg, Grand Duchy of Luxembourg.
2.2 The Registered Office may be transferred:
2.2.1 to any other place within the same municipality in the Grand Duchy of Luxembourg by:
(a) the Sole Manager (as defined in Article 8.2) if the Company has at the time a Sole Manager; or
(b) the Board of Managers (as defined in Article 8.3) if the Company has at the time a Board of Managers; or

2.2.2 to any other place in the Grand Duchy of Luxembourg (whether or not in the same municipality) by a resolution of the shareholders of the Company (a “Shareholders’ Resolution”) passed in accordance with these Articles - including Article 13.4 - and the laws from time to time of the Grand Duchy of Luxembourg including the 1915 Law (“Luxembourg Law”).

2.3 Should a situation arise or be deemed imminent, whether military, political, economic, social or otherwise, which would prevent normal activity at the Registered Office, the Registered Office may be temporarily transferred abroad until such time as the situation becomes normalised; such temporary measures will not have any effect on the Company’s nationality and the Company will, notwithstanding this temporary transfer of the Registered Office, remain a Luxembourg company. The decision as to the transfer abroad of the Registered Office will be made by the Sole Manager or the Board of Managers as appropriate.

2.4 The Company may have offices and branches, both in the Grand Duchy of Luxembourg and abroad.

3. OBJECTS

The objects of the Company are:

3.1 to act as an investment holding company and to co-ordinate the business of any corporate bodies in which the Company is for the time being directly or indirectly interested, and to acquire (whether by original subscription, tender, purchase, exchange or otherwise) the whole of or any part of the stock, shares, debentures, debenture stocks, bonds and other securities issued or guaranteed by any person and any other asset of any kind and to hold the same as investments, and to sell, exchange and dispose of the same;

3.2 to carry on any trade or business whatsoever and to acquire, undertake and carry on the whole or any part of the business, property and/or liabilities of any person carrying on any business;

3.3 to invest and deal with the Company’s money and funds in any way the Sole Manager or the Board of Managers (as appropriate) thinks fit and to lend money and give credit in each case to any person with or without security;

3.4 to borrow, raise and secure the payment of money in any way the Sole Manager or the Board of Managers (as appropriate) thinks fit, including by the issue (to the extent permitted by Luxembourg Law) of debentures and other securities or instruments, perpetual or otherwise, convertible or not. whether or not charged on all or any of the Company’s property (present and future) or its uncalled capital, and to purchase, redeem, convert and pay off those securities;

3.5 to acquire an interest in, amalgamate, merge, consolidate with and enter into partnership or any arrangement for the sharing of profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person, including any employees of the Company;

3.6 to enter into any guarantee or contract of indemnity or suretyship, and to provide security, including the guarantee and provision of security for the performance of the obligations of and the payment of any money (including capital, principal, premiums, dividends, interest, commissions, charges, discount and any related costs or expenses whether on shares or other securities) by any person including any body corporate in which the Company has a direct or indirect interest or any person which is for the time being a member or otherwise has a direct or indirect interest in the Company or any person which belongs to the same group as the Company or is associated with the Company in any business or venture, with or without the

Company receiving any consideration or advantage (whether direct or indirect), and whether by personal covenant or mortgage, charge, pledge, assignment or lien over all or part of the Company’s undertaking, property, assets (present and future) or by other means; for the purposes of this Article 1.13.6 “guarantee” includes any obligation, however described, to pay, satisfy, provide funds for the payment or satisfaction of (including by advance of money, purchase of or subscription for shares or other securities and purchase of assets or services), indemnify and keep indemnified against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;
3.7 to purchase, take on lease, exchange, hire and otherwise acquire any real or personal property and any right or privilege over or in respect of it;

3.8 to sell, lease, exchange, let on hire and dispose of any real or personal property and/or the whole or any part of the undertaking of the Company, for such consideration as the Sole Manager or the Board of Managers (as appropriate) thinks fit, including for shares, debentures or other securities, whether fully or partly paid up, of any person, whether or not having objects (altogether or in part) similar to those of the Company; to hold any shares, debentures and other securities so acquired; to improve, manage, develop, sell, exchange, lease, mortgage, dispose of, grant options over, turn to account and otherwise deal with all or any part of the property and rights of the Company;

3.9 to do all or any of the things provided in any paragraph of this Article 3 (a) in any part of the world; (b) as principal, agent, contractor, trustee or otherwise; (c) by or through trustees, agents, sub-contractors or otherwise; and (d) alone or with another person or persons;

3.10 to do all things (including entering into, performing and delivering contracts, deeds, agreements and arrangements with or in favour of any person) that are in the opinion of the Sole Manager or the Board of Managers (as appropriate) incidental or conducive to the attainment of all or any of the Company’s objects, or the exercise of all or any of its powers;

PROVIDED ALWAYS that the Company will not enter into any transaction which would constitute a regulated activity of the financial sector or require a business license under Luxembourg Law without due authorisation under Luxembourg Law.

4. DURATION
The Company is established for an unlimited duration.
5. SHARE CAPITAL

5.1 The share capital of the Company is set at sixteen thousand four hundred forty-three US Dollars and seventy-five cents (USD 16,443.75) represented by one million six hundred forty-four thousand three hundred seventy-five (1,644.375) ordinary shares having a par value of one US cent (USD 0.01-) each (the “Shares”). In these Articles, “Shareholders” means the holders at the relevant time of the Shares and “Shareholder” shall be construed accordingly.

5.2 The Company may establish a share premium account (the “Share Premium Account”) into which any premium paid on any Share is to be transferred. Decisions as to the use of the Share Premium Account are to be taken by the Shareholder(s) subject to the 1915 Law and these Articles.

5.3 The Company may, without limitation, accept equity or other contributions without issuing Shares or other securities in consideration for the contribution and may credit the contributions to one or more accounts. Decisions as to the use of any such accounts are to be taken by the Shareholder(s) subject to the 1915 Law and these Articles. For the avoidance of doubt, any such decision may, but need not, allocate any amount contributed to the contributor.

5.4 All Shares have equal rights.

5.5 The Company may repurchase, redeem and/or cancel its Shares subject as provided in the 1915 Law.

6. INDIVISIBILITY OF SHARES

6.1 Each Share is indivisible.

6.2 A Share may be registered in the name of more than one person provided that all holders of a Share notify the Company in writing as to which of them is to be regarded as their representative; the Company will deal with that representative as if it were the sole Shareholder in respect of that Share including for the purposes of voting, dividend and other payment rights.

7. TRANSFER OF SHARES

7.1 During such time as the Company has only one Shareholder, the Shares will be freely transferable.

7.2 During such time as the Company has more than one Shareholder:

7.2.1 Shares may not be transferred other than by reason of death to persons other than Shareholders unless Shareholders holding at least three quarters of the Shares have agreed to the transfer in general meeting;

7.2.2 Shares may not be transmitted by reason of death to persons other than Shareholders unless Shareholders holding at least three quarters of the

Shares held by the survivors have agreed to the transfer or in the circumstances envisaged by article 189 of the 1915 Law;
7.2.3 The transfer of Shares is subject to the provisions of articles 189 and 190 of the 1915 Law.
8. MANAGEMENT
8.1 The Company will be managed by one or more managers (“Managers”) who shall be appointed by a Shareholders’ Resolution passed in accordance with Luxembourg Law and these Articles.
8.2 If the Company has at the relevant time only one Manager, he is referred to in these Articles as a “Sole Manager”.

8.3 If the Company has from time to time more than one Manager, they will constitute a board of managers or conseil de gerance (the “Board of Managers”) composed of one or more A manager(s) (the “A Manager(s)”) and one or more B manager(s) (the “B Manager(s)”).

8.4 A Manager may be removed at any time for any reason by a Shareholders’ Resolution passed in accordance with Luxembourg Law and these Articles.
9. POWERS OF THE MANAGERS

The Sole Manager, when the Company has only one Manager, and at all other times the Board of Managers, may take all or any action which is necessary or useful to realise any of the objects of the Company, with the exception of those reserved by Luxembourg Law or these Articles to be decided upon by the Shareholders.

10. REPRESENTATION
Subject as provided by Luxembourg Law and these Articles, the following are authorised to represent and/or bind the Company:
10.1 if the Company has a Sole Manager, the Sole Manager;
10.2 if the Company has more than one Manager, any A Manager acting jointly with any B Manager;
10.3 any person to whom such power has been delegated in accordance with Article 11.
11. AGENT OF THE MANAGERS

The Sole Manager or, if the Company has more than one Manager, the Board of Managers may delegate any of their powers for specific tasks to one or more ad hoc agents and will determine any such agent’s powers and responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of its agency.

12. BOARD MEETINGS

12.1 Meetings of the Board of Managers (“Board Meetings”) may be convened by any Manager. The Board of Managers shall appoint a chairman.

12.2 The Board of Managers may validly debate and take decisions at a Board Meeting without complying with all or any of the convening requirements and formalities if all the Managers have waived the relevant convening requirements and formalities either in writing or, at the relevant Board Meeting, in person or by an authorized representative.

12.3 A Manager may appoint any other Manager (but not any other person) to act as his representative (a “Manager’s Representative”) at a Board Meeting to attend, deliberate, vote and perform all his functions on his behalf at that Board Meeting. A Manager can act as representative for more than one other Manager at a Board Meeting provided that (without prejudice to any quorum requirements) at least two Managers are physically present at a Board Meeting held in person or participate in person in a Board Meeting held under Article 12.5.

12.4 The Board of Managers can only validly debate and take decisions if a majority of the Managers are present or represented. Decisions of the Board of Managers shall be adopted by a simple majority.

12.5 A Manager or his Manager’s Representative may validly participate in a Board Meeting through the medium of conference telephone, video conference or similar form of communications equipment provided that all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting and shall be counted in the quorum and entitled to vote. Subject to Luxembourg Law, all business transacted in this way by the Managers shall, for the purposes of these Articles, be deemed to be validly and effectively transacted at a Board Meeting, notwithstanding that fewer than the number of directors (or their representatives) required to constitute a quorum are physically present in the same place.

12.6 A resolution in writing signed by all the Managers (or in relation to any Manager, his Manager’s Representative) shall be as valid and effective if it had been passed at a Board Meeting duly convened and held and may consist of one or several documents in the like form each signed by or on behalf of one or more of the Managers concerned.

12.7 The minutes of a Board Meeting shall be signed by and extracts of the minutes of a Board Meeting may be certified by any Manager present at the Meeting.

13. SHAREHOLDERS’ RESOLUTIONS

13.1 Each Shareholder shall have one vote for every Share of which he is the holder.

13.2 Subject as provided in Articles 13.3, 13.4 and 13.5, Shareholders’ Resolutions are only valid if they are passed by Shareholders holding more than half of the Shares, provided that if that figure is not reached at the first meeting or first written consultation, the Shareholders shall be convened or consulted a second time, by registered letter and the resolution may be passed by a majority of the votes cast, irrespective of the number of Shares represented.

13.3 Shareholders may not change the nationality of the Company or oblige any of the Shareholders to increase their participation in the Company otherwise than by unanimous vote of the Shareholders.

13.4 Subject as provided in Article 13.3, any resolution to change these Articles (including a change to the Registered Office), subject to any provision of the contrary, needs to be passed by a majority in number of the Shareholders representing three quarters of the Shares.

13.5 The dissolution of the Company or a resolution to determine the method of liquidating the Company and/or to appoint the liquidators requires a resolution passed in accordance with Luxembourg Law.

13.6 A meeting of shareholders may validly debate and take decisions without complying with all or any of the convening requirements and formalities if all the Shareholders have waived the relevant convening requirements and formalities either in writing or, at the relevant Shareholders’ Meeting, in person or by an authorised representative.

13.7 A Shareholder may be represented at a Shareholders’ meeting by appointing in writing (or by fax or e-mail or any similar means) a proxy or attorney who need not be a Shareholder.

13.8 If at the time the Company has no more than twenty-five Shareholders, Shareholders’ Resolutions may be passed by written vote of Shareholders rather than at a meeting of Shareholders provided that each Shareholder receives the precise wording of the text of the resolutions or decisions to be adopted and gives his vote in writing.

14. BUSINESS YEAR

14.1 The Company’s financial year starts on 1st January and ends on the 31st December of each year provided that, as a transitional measure, the first financial year of the Company starts on the date of its incorporation and ends on the following 31 December (all dates inclusive).

14.2 If at the time the Company has more than twenty-five Shareholders, at least one annual general meeting must be held each year pursuant to article 196 of the 1915 Law on the last Friday of the following March.

15. DISTRIBUTIONS ON SHARES

15.1 From the net profits of the Company determined in accordance with Luxembourg Law, five per cent shall be deducted and allocated to a legal reserve fund. That deduction will cease to be mandatory when the amount of the legal reserve fund reaches one tenth of the Company’s nominal capital.

15.2 Subject to the provisions of Luxembourg Law and the Articles, the Company may by resolution of the Shareholders declare dividends in accordance with the respective rights of the Shareholders.

15.3 The Sole Manager or the Board of Managers as appropriate may decide to pay interim dividends to the Shareholder(s) before the end of the financial year on the basis of a statement of accounts showing that sufficient funds are available for distribution, it being understood that (i) the amount to be distributed may not exceed, where applicable, realised profits since the end of the last financial year, increased by carried forward profits and distributable reserves, but decreased by carried forward losses and sums to be allocated to a reserve to be established according to the 1915 Law or these Articles and that (ii) any such distributed sums which do not correspond to profits actually earned may be recovered from the relevant Shareholder(s).

16. DISSOLUTION AND LIQUIDATION

The liquidation of the Company shall be decided by the Shareholders’ meeting in accordance with Luxembourg Law and Article 13. If at the time the Company has only one Shareholder, that Shareholder may, at its option, resolve to liquidate the Company by assuming personally all the assets and liabilities, known or unknown, of the Company.

17. INTERPRETATION AND LUXEMBOURG LAW 17.1 In these Articles:

17.1.1 a reference to:

(a) one gender shall include each gender;

(b) (unless the context otherwise requires) the singular shall include the plural and vice versa;

(c) a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership,

works council or employee representative body (whether or not having a separate legal personality);

(d) a statutory provision or statute includes all modifications thereto and all re-enactments (with or without modifications) thereof.

17.1.2 general words shall not be given a restrictive meaning by reason of their being preceded or followed by word indicating a particular class of arts, matters or things or by examples falling within the general words;

17.1.3 the headings to these Articles do not affect their interpretation or construction.
17.2 In addition to these Articles, the Company is also governed by all applicable provisions of Luxembourg Law.
Eighth resolution
The Sole Shareholder resolves to confirm that the Company’s board of managers is composed by:

•    Ms. Ruth BRAND, senior relationship manager, born on 21 July 1954, in Sarnen, Switzerland, having her professional address at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg, as A Manager;

•    Mr. Jean-Christophe DAUPHIN, director, born on 20 November 1976, in Nancy, Francy, having his professional address at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg, as A Manager; and

• Ms. Lisa Marie LONGO, vice president, born on 22 June 1958, in New York, U.S.A., having her address at 5 Glen Street, Unit 301, Greenwich, CT 06830, U.S.A. as B Manager
Costs and notarial deed

The expenses, costs, remunerations or charges in any form whatsoever which shall be borne by the Company as a result of the present deed are estimated at approximately one thousand five hundred Euro (EUR 1.500.-).

The Notary, who understands and speaks English, states that the present deed is written in English, followed by a French version, and that at the request of the Sole Shareholder, in case of divergence between the English and the French texts, the English version will prevail.

Whereof this notarial deed was prepared in Luxembourg, on the day mentioned at the beginning of this document.

This document having been read to the Sole Shareholder’s proxyholder, who is known to the Notary by his name, first name, civil status and residence, the Sole Shareholder’s proxyholder and the Notary, have together signed this deed.